Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 (Nos. 333-108372, 333-114501, and 333-114503) of ZiLOG, Inc. (the Company) of our report dated March 29, 2005, relating to the consolidated balance sheet of the Company as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2004, and all related financial statement schedules, which creport appears in the March 31, 2006, annual report on Form 10-K of the Company.

/s/ KPMG LLP

Mountain View, California

June 26, 2006